UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 29, 2008

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

On August 29, 2008, Cephalon, Inc. (the “Company”) provided written notice to Takeda Pharmaceuticals North America, Inc. (“TPNA”) that the Company was terminating, effective November 1, 2008, the Co-Promotion Agreement (the “Agreement”) dated as of June 12, 2006 by and between the parties.  Cephalon’s right to terminate arose from Section 3.2(a)(iv) of the Agreement, which provided that either party has the right to terminate the Agreement if PROVIGIL® (modafinil) [C-IV] net sales during the second year of the Agreement (as defined in the Agreement) do not exceed the level specified in the Agreement.

As a result of the termination, the Company will be required under the Agreement to make payments to TPNA during the three years following the termination of the Agreement (the “Sunset Payments”).  The Sunset Payments will be calculated based on a percentage of royalties paid to TPNA during the final year of the Agreement.

Currently, there are approximately 500 TPNA sales representatives detailing PROVIGIL in the first position in the United States; these sales efforts will cease on November 1, 2008.

There are no material relationships between TPNA and the Company or any of the Company’s affiliates, directors or officers (or any associate of any such director or officer), other than by virtue of the Agreement and the August 29, 2008 letter.

Item 8.01               Other Events.

The Company currently intends to supplement its existing sales teams with an additional 270 sales representatives who will begin promoting the Company’s products in the first quarter of 2009.   The Company presently anticipates accomplishing this through a combination of new hires and/or use of a contract sales force.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Document
10.1	Letter to Takeda Pharmaceuticals North America, Inc. dated as of August 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date:September 2, 2008	By:	/s/ J. Kevin Buchi
J. Kevin Buchi
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
10.1	Letter to Takeda Pharmaceuticals North America, Inc. dated as of August 29, 2008.